Amendment to Bylaws of Applebee's International, Inc.
                             adopted April 26, 2007


     WHEREAS, the Board of Directors deems it to be in the best interests of Applebee's International, Inc. (the "Company") to amend its Bylaws as set forth below.

     NOW, THEREFORE, BE IT RESOLVED, that Article III, Section 1 of the Bylaws of the Company be, and it hereby is, amended by deleting the first paragraph and substituting in its place the following:

     "Section 1. Number; Election; Terms. The business and affairs of the corporation shall be managed by the Board of Directors. The number of directors which shall constitute the whole Board of Directors of the corporation shall not be less than 9 nor more than 14. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative votes of at least all but one of the entire Board of Directors."